Exhibit 99.1

Investor Contact:	Press Contact:

Steve Kunszabo	Jessica Yingling
Organovo Holdings, Inc.	Little Dog Communications
+1 (858) 224-1092	+1 (858) 344-8091
skunszabo@organovo.com	jessica@litldog.com

ORGANOVO PRICES APPROXIMATELY $25 MILLION PUBLIC OFFERING OF COMMON STOCK

SAN DIEGO – October 20, 2016 – Organovo Holdings, Inc. (NASDAQ:ONVO) (“Organovo”), a three-dimensional biology company focused on delivering scientific and medical breakthroughs using its 3D bioprinting technology, today announced the sale of 9,000,000 shares of its common stock in an underwritten public offering at a price to the public of $2.75 per share. In addition, the Company has granted the underwriters a 30-day option to purchase up to 1,350,000 additional shares of its common stock on the same terms and conditions. The gross offering proceeds to Organovo from the sale of the shares are expected to be approximately $25.0 million, before deducting underwriting discounts and commissions and other estimated offering expenses and excluding any proceeds from the exercise of the underwriters’ option. The offering is expected to close on or about October 25, 2016, subject to customary closing conditions.

The Company anticipates using the net proceeds from this offering for general corporate purposes, including research and development, the development and commercialization of its products, general administrative expenses, and working capital and capital expenditures.

Jefferies LLC and Evercore ISI are acting as joint book-running managers for the offering. Raymond James & Associates, Inc. is acting as lead manager, and BTIG is acting as co-manager.

The shares described above are offered pursuant to a shelf registration statement on Form S-3 previously filed with and declared effective by the Securities and Exchange Commission (“SEC”). Organovo intends to file a final prospectus supplement relating to the offering with the SEC, which will be available along with the accompanying prospectus filed with the SEC in connection with the shelf registration, on the SEC’s website at www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus, when available, may also be obtained by sending a request to: Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 12th Floor, New York, New York 10022, by telephone at 877-547-6340, or by email at Prospectus_Department@Jefferies.com; or Evercore Group L.L.C., Attention: Equity Capital Markets, 55 East 52nd Street, 36th Floor, New York, NY 10055 or by email at ecm.prospectus@evercore.com.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities of Organovo, nor shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. This press release is being issued pursuant to and in accordance with Rule 134 under the Securities Act of 1933, as amended.

About Organovo Holdings, Inc.

Organovo designs and creates functional, three-dimensional human tissues for use in medical research and therapeutic applications. The Company develops 3D human tissue models through internal development and in collaboration with pharmaceutical, academic and other partners. Organovo’s 3D human tissues have the potential to accelerate the drug discovery process, enabling treatments to be developed faster and at lower cost. The Company’s ExVive Human Liver and Kidney Tissues are used in toxicology and other preclinical drug testing. The Company also actively conducts early research on specific tissues for therapeutic use in direct surgical applications. In addition to numerous scientific publications, the Company’s technology has been featured in The Wall Street Journal, Time Magazine, The Economist, Forbes, and numerous other media outlets. Organovo is changing the shape of life science research and transforming medical care.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform

Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. The factors that could cause the Company’s actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the ability to complete the proposed offering; risks and uncertainties relating to the Company’s ability to develop, market and sell products and services based on its technology; the expected benefits and efficacy of the Company’s products, services and technology; the market acceptance of the Company’s products and services; the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies; the Company’s ability to successfully complete the contracts and recognize the revenue represented by the contracts included in its previously reported total contract bookings and secure additional contracted collaborative relationships; the final results of the Company’s preclinical studies may be different from the Company’s studies or interim preclinical data results and may not support further clinical development of its therapeutic tissues; the Company may not successfully complete the required preclinical and clinical trials required to obtain regulatory approval for its therapeutic tissues on a timely basis or at all; the risk of further adjustments to the Company’s select preliminary financial results for the second quarter of fiscal 2016; and the Company’s ability to meet its fiscal year 2017 outlook and/or its long-range outlook. These and other factors are identified and described in more detail in the Company’s filings with the SEC, including its Annual Report on Form 10-K filed with the SEC on June 9, 2016,its Quarterly Report on Form 10-Q filed with the SEC on August 4, 2016, its preliminary prospectus supplement filed with the SEC on October 19, 2016 and its final prospectus supplement to be filed with the SEC and other filings with the SEC. You should not place undue reliance on these forward-looking statements, which speak only as of the date that they were made. These cautionary statements should be considered with any written or oral forward-looking statements that the Company may issue in the future. Except as required by applicable law, including the securities laws of the United States, the Company does not intend to update any of the forward-looking statements to conform these statements to reflect actual results, later events or circumstances or to reflect the occurrence of unanticipated events. ###